Exhibit 99.2

         Summary of Chetnani Compensation Terms

Position	Interim Chief Financial Officer, effective May 23, 2025 (the "Effective Date").

Term	Employment at will. Employment may be terminated by Mr. Chetnani or Albany International Corp. ("the Company") at any time.

Base Salary	Interim base salary at the rate of $471,042 per year.

Incentives	Mr. Chetnani remains eligible for the long and short-term incentives previously awarded to him, as follows:

Short-Term Incentive
Mr. Chetnani will be eligible for a short-term incentive award for service performed in 2025 under the Company's 2023 Incentive Plan, to be determined and paid in cash during early 2026. Under this award, he will be entitled to receive between 0% and 200% of a target award, equal to $119,360, based on Company performance with respect to three (3) metrics relating to Adjusted EBITDA, free cashflow and safety.

Long-Term Incentive
Mr. Chetnani will also be eligible to receive a long-term incentive, which will be structured in two separate grants.

The first such grant will be an award of performance share units (“PSU Award”) under the Company's 2023 Incentive Plan, to be determined and paid in shares of Company stock during early 2028. Under this award, he will be entitled to receive between 0% and 200% of a target award, based on performance goal attainment during the three-year performance period, and paid in shares of Company stock early in the year after the end of the three-year performance period. The target opportunity for the award would be 747 shares of Company stock. For this award, the performance goal will be a specified level of Company performance with respect to three (3) metrics relating to Adjusted EBITDA, return on invested capital and relative total shareholder return. The second grant will be a share-settled restricted stock unit award (“RSU Award”), also under the Company’s 2023 Incentive Plan. Under this award, he will be entitled to receive one-third of the award grant on the first three anniversaries of the grant date. The award grant for the 2025 RSU Award would be 747 shares of Company stock.

Additional Retention RSU	Mr. Chetnani shall be eligible for a retention incentive in the form of two Awards, provided his is still employed with the Company on the respective grant and vest dates. The first such retention incentive shall be granted on June 1, 2025, and shall vest on December 1, 2025. The second such retention incentive shall be granted on September 1, 2025, and vest on March 1, 2026. Under these awards, he will be entitled to receive the entire award grant on the vest date. Each retention RSU Award grant shall be for the number of shares of Company stock equal to $75,000 at the time of grant.

Other Benefits	Mr. Chetnani will be entitled to four weeks of vacation with pay per year unless the Company's vacation policy applicable to executive officers provides for a greater period. Mr. Chetnani will otherwise be eligible to participate in all of the Company's employee benefit plans, policies and arrangements applicable to other executive officers generally, including, without limitation, relocation, 401(k), healthcare, vision, life insurance and disability; in each case, as the same may exist from time to time.